UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): September 24, 2007

Bakers Footwear Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.. Material Impairments.

On September 24, 2007, the management of Bakers Footwear Group, Inc. (the “Company”) concluded that, as a result of changes in the Company’s strategic focus, an impairment charge should be recognized for certain identified long-lived assets.

The assets so identified relate to three prototype stores that the Company operated and has now determined to no longer be consistent with the Company’s strategic focus. Consequently, the Company has decided to convert these prototype stores into the Company’s Wild Pair store concept. The long-lived assets at these prototype stores are being evaluated under the provisions of Statement of Financial Accounting Standards No. 144 “Impairment of Long-lived Assets” and an impairment charge will be recognized to the extent necessary to adjust the carrying amount of these long-lived assets to their fair value.

The Company estimates that the amount of the impairment charge will be in the range of $1.0 million to $2.3 million. The Company does not believe this impairment charge will result in any future cash expenditures.

Item 8.01. Other Events.

On September 24, 2007, the Company issued a press release announcing a program to reduce costs and improve profitability. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: September 25, 2007	By:	/s/ Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr. Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated September 24, 2007